Exhibit 99.5

CONSENT OF DEREK SATZINGER

Mason Industrial Technology, Inc. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

November 12, 2020

By:	/s/ Derek Satzinger
	Name:	Derek Satzinger